Exhibit 99.1

Lending Club Reports Second Quarter 2016 Results
Investors Re-engage in June
Total Originations Reach $2 Billion in the Second Quarter

SAN FRANCISCO – August 8, 2016 – Lending Club (NYSE: LC), the world’s largest online marketplace connecting borrowers and investors, today announced financial results for the second quarter ended June 30, 2016 and re-established guidance for the third quarter.

	Quarter Ended June 30,			Six Months Ended June 30,
($ in millions)	2016	2015	% Change	2016	2015	% Change
Originations	$1,955.4	$1,911.8	2%	$4,705.4	$3,546.8	33%
Operating Revenue	$102.4	$96.1	7%	$253.7	$177.2	43%
Net Loss (1)	$(81.4)	$(4.1)	N/M	$(77.2)	$(10.5)	N/M
Adjusted EBITDA (2)	$(30.1)	$13.4	N/M	$(4.9)	$24.0	N/M

N/M	Not Meaningful

(1)	Includes $35.4 million of goodwill impairment in the quarter ended June 30, 2016

(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see the discussion below under the heading “Non-GAAP Measures” and the reconciliation at the end of this release.

“Our efforts to reengage investors are working, with fifteen of our top twenty largest investors back on the platform today,” said Lending Club’s CEO and President, Scott Sanborn. “Despite the unusual disruption to our supply of capital in May, we facilitated nearly $2 billion of loans to nearly 170,000 borrowers. While we still have a lot of work ahead, the value that we bring to borrowers and investors is stronger than ever, and we believe we have the resources and resolve to execute on our mission.”

Second Quarter 2016 Financial Highlights

Originations – Loan originations in the second quarter of 2016 were $1.96 billion, compared to $1.91 billion in the same period last year, an increase of 2% year-over-year. The Lending Club platform has now facilitated loans totaling nearly $21 billion since inception.

Operating Revenue – Operating revenue in the second quarter of 2016 was $102.4 million, compared to $96.1 million in the same period last year, an increase of 7% year-over-year. Operating revenue as a percent of originations, or revenue yield, was 5.24% in the second quarter, up from 5.03% in the same period last year.

Net Loss – GAAP net loss was $81.4 million for the second quarter of 2016, compared to a net loss of $4.1 million in the same period last year. The results for the second quarter of 2016 were negatively affected by a Goodwill impairment charge of $35.4 million related to the 2014 acquisition of Springstone, an increase in professional service fees of $14.9 million primarily due to matters identified in the board review previously announced, approximately $14.0 million in incentives paid to investors, and an increase in compensation related costs of $6.5 million associated with severance costs and a retention program.

Adjusted EBITDA (2) – Adjusted EBITDA was $(30.1) million in the second quarter of 2016, compared to
$13.4 million in the same period last year. As a percent of operating revenue, Adjusted EBITDA margin decreased to (29.4)% in the second quarter of 2016, down from 13.9% in the same period last year.

Earnings Per Share (EPS) – Basic and diluted EPS was $(0.21) for the second quarter of 2016, compared to basic and diluted EPS of $(0.01) in the same period last year.

Adjusted EPS (2) – Adjusted EPS was $(0.09) for the second quarter of 2016, compared to $0.03 in the same period last year.

Cash, Cash Equivalents and Securities Available for Sale – As of June 30, 2016, cash, cash equivalents and securities available for sale totaled $832 million, with no outstanding debt.

Recent Business Developments

•
The platform's retail investor base remains a resilient source of capital and now includes over 135,000 self-managed active individual investors who collectively invested over $327 million in the second quarter, up 16% year-over-year;

•	Since inception, the borrower base has increased to over 1.5 million borrowers;

•	Servicing and Management Fee revenue associated with the servicing portfolio, excluding fair market value accounting adjustments, more than doubled to a record $19.3 million, up 128% year over year;

•	In light of lower loan volumes in the second quarter and recognizing that the full scale return of investors may take time, in June 2016, the company eliminated 179 positions in the organization;

•	Lending Club ended the quarter with strong liquidity including $832 million in cash, equivalents and available for sale securities, and $120 million of undrawn credit facility;

•	Jefferies successfully executed a three times oversubscribed near prime securitization in August 2016 for $134 million of unsecured Lending Club personal loans;

•	Separately, Lending Club today announced several leadership changes.

Outlook
Based on the information available as of August 8, 2016, Lending Club provides the following outlook for the third quarter of 2016:

Third Quarter 2016
Operating Revenue in the range of $95 million to $105 million.
Adjusted EBITDA(2) in the range of ($30) million to ($15) million.

(2) Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. Please see the discussion below under the heading "Non-GAAP Measures" and the reconciliations at the end of this release.

About Lending Club

Lending Club's mission is to transform the banking system to make credit more affordable and investing more rewarding. The company's technology platform enables it to deliver innovative solutions to borrowers and investors. We operate at a lower cost than traditional bank lending programs, so we're able to pass the savings on to borrowers in the form of lower rates and to investors in the form of solid returns. Lending Club is based in San Francisco, California. More information is available at https://www.lendingclub.com. Currently only residents of the following states may invest in Lending Club notes: AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, HI, IA, ID, IL, IN, KS, KY, LA, MA, ME, MI, MN, MO, MS, MT, NE, NH, NJ, NV, NY, OK, OR, RI, SC, SD, TN, TX, UT, VA, VT, WA, WI, or WY. All loans are made by federally regulated issuing bank partners.

Conference Call and Webcast Information

The Lending Club Second Quarter 2016 webcast and teleconference is scheduled to begin at 2:00 p.m. Pacific Time on Monday, August 8, 2016. A live webcast of the call will be available at http://ir.lendingclub.com under the Events & Presentations menu. To access the call, please dial +1 (888) 317-6003, or outside the U.S. +1 (412)

317-6061, with conference ID 3575411, ten minutes prior to 2:00 p.m. Pacific Time (or 5:00 p.m. Eastern Time). An audio archive of the call will be available at http://ir.lendingclub.com. An audio replay will also be available on August 8, 2016, until August 15, 2016, by calling +1 (877) 344-7529 or +1 (412) 317-0088, with Conference ID 10089933.

Contacts

For Investors:
James Samford
IR@lendingclub.com

Media Contact:
PR@lendingclub.com

Non-GAAP Measures

Our non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. Adjusted EBITDA, and adjusted EPS should not be viewed as substitutes for, or superior to, net income (loss), and basic and diluted EPS, as prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate these measures differently, which may reduce their usefulness as a comparative measure. Adjusted EBITDA, and adjusted EPS do not consider the potentially dilutive impact of stock-based compensation. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements and adjusted EBITDA margin do not reflect tax payments that may represent a reduction in cash available to us. Please see the “Reconciliation of GAAP to Non-GAAP Measures” tables at the end of this release.

In evaluating adjusted EBITDA, and adjusted EPS, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation.

Safe Harbor Statement

Some of the statements above, including statements regarding investor demand and anticipated future financial results are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward statements include: the outcomes of pending governmental investigations and pending or threatened litigation, which are inherently uncertain; the impact of recent management changes and the ability to continue to retain key personnel; ability to achieve cost savings from recent restructurings; the Company’s ability to continue to attract and retain new and existing retail and institutional investors; competition; overall economic conditions; demand for the types of loans facilitated by the Company; default rates and those factors set forth in the section titled “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, each filed with the SEC. The Company may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information in this press release is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Additional information about Lending Club is available in the prospectus for Lending Club’s notes, which can be obtained on Lending Club’s website at https://www.lendingclub.com/info/prospectus.action.

LENDINGCLUB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating revenue:
Transaction fees	$96,605	$85,651	$221,113	$158,133
Servicing fees	11,603	6,479	28,545	11,871
Management fees	3,053	2,548	6,598	4,763
Other revenue (expense)	(8,870)	1,441	(2,600)	2,397
Total operating revenue	102,391	96,119	253,656	177,164
Net interest income and fair value adjustments	1,049	798	2,078	985
Total net revenue	103,440	96,917	255,734	178,149
Operating expenses: (1)(2)
Sales and marketing	49,737	39,501	116,312	73,971
Origination and servicing	20,934	14,706	40,132	26,907
Engineering and product development	29,209	18,214	53,407	32,112
Other general and administrative	53,457	28,247	91,492	54,657
Goodwill impairment	35,400	—	35,400	—
Total operating expenses	188,737	100,668	336,743	187,647
Loss before income tax expense	(85,297)	(3,751)	(81,009)	(9,498)
Income tax (benefit) expense	(3,946)	389	(3,795)	1,016
Net loss	$(81,351)	$(4,140)	$(77,214)	$(10,514)
Net loss per share attributable to common stockholders:
Basic	$(0.21)	$(0.01)	$(0.20)	$(0.03)
Diluted	$(0.21)	$(0.01)	$(0.20)	$(0.03)
Weighted-average common shares – Basic	382,893,402	372,841,945	381,794,090	372,401,583
Weighted-average common shares – Diluted	382,893,402	372,841,945	381,794,090	372,401,583

(1)	Includes stock-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015(2)	2016	2015(2)
Sales and marketing	$1,413	$1,713	$3,317	$3,221
Origination and servicing	963	719	1,709	1,325
Engineering and product development	4,480	2,943	8,203	4,741
Other general and administrative	6,591	7,111	15,239	14,792
Total stock-based compensation expense	$13,447	$12,486	$28,468	$24,079

(2)
In the fourth quarter of 2015, the Company disaggregated the expense previously reported as “General and administrative” into “Engineering and product development” and “Other general and administrative” expense. Additionally, the Company reclassified certain operating expenses between “Sales and marketing,” “Origination and servicing,” “Engineering and product development” and “Other general and administrative” expense to align such classification and presentation with how the Company currently manages the operations and these expenses. These changes had no impact to “Total operating expenses.” Prior period amounts have been reclassified to conform to the current period presentation.

LENDINGCLUB CORPORATION
OPERATING HIGHLIGHTS
(In thousands, except percentages and number of employees, or as noted)
(Unaudited)

						June 30, 2016
						% Change
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	Q/Q	Y/Y
Operating Highlights:
Loan originations (in millions)	$1,912	$2,236	$2,579	$2,750	1,955	(29)%	2%
Operating revenue	$96,119	$115,062	$134,471	$151,265	$102,391	(32)%	7%
Net income (loss)	$(4,140)	$(950)	$4,569	$4,137	(81,351)	N/M	N/M
Contribution (1)(2)	$44,344	$57,257	$65,732	$68,142	34,096	(50)%	(23)%
Contribution margin (1)(2)	46.1%	49.8%	48.9%	45.0%	33.3%	N/M	N/M
Adjusted EBITDA (1)	$13,399	$21,157	$24,556	$25,228	(30,116)	N/M	N/M
Adjusted EBITDA margin (1)	13.9%	18.4%	18.3%	16.7%	(29.4)%	N/M	N/M
EPS - diluted	$(0.01)	$—	$0.01	$0.01	$(0.21)	N/M	N/M
Adjusted EPS - diluted (1)	$0.03	$0.04	$0.05	$0.05	$(0.09)	N/M	N/M
Originations by Investor Type: (3)
Managed accounts	41%	36%	38%	30%	35%
Self-managed, individuals	15%	15%	13%	15%	17%
Banks	28%	26%	23%	34%	28%
Other institutional investors	16%	23%	26%	21%	20%
Total	100%	100%	100%	100%	100%
Originations by Program:
Personal loans - standard program	76%	76%	77%	76%	74%
Personal loans - custom program	15%	15%	16%	17%	15%
Other - custom program (4)	9%	9%	7%	7%	11%
Total	100%	100%	100%	100%	100%
Servicing Portfolio by Method Financed (in millions, at end of period):
Notes	$1,314	$1,458	$1,573	$1,732	$1,816	5%	38%
Certificates	2,381	2,692	3,105	3,177	2,914	(8)%	22%
Whole loans sold	2,853	3,548	4,289	5,269	5,981	14%	110%
Other (5)	—	—	3	24	36	50%	N/M
Total	$6,548	$7,698	$8,970	$10,202	$10,747	5%	64%
Employees and contractors (6)	1,136	1,305	1,382	1,545	1,499
Notes:
N/M Not meaningful.

(1)	Represents a Non-GAAP measure. See Reconciliation of GAAP to Non-GAAP measures.

(2)	Prior period amounts have been reclassified to conform to the current period presentation. See “Condensed Consolidated Statements of Operations” for further details.

(3)
Beginning in the second quarter of 2016, amounts incorporate total originations originated on the platform, whereas, prior period disclosures included only standard program loan originations. Prior period amounts have been reclassified to conform to the current period presentation.

(4)	Other is comprised of education and patient finance loans, small business loans, and small business lines of credit which are less than 10% of the volumes presented individually and in the aggregate.

(5)	Includes loans invested in by the Company for which there were no associated notes or certificates.
(6)     As of the end of each respective period.

LENDINGCLUB CORPORATION
SELECT FINANCIAL HIGHLIGHTS
(In thousands, except percentages and number of employees, or as noted)
(Unaudited)

						June 30, 2016
						% Change
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	Q/Q	Y/Y
Select Balance Sheet Information (in millions, at end of period):
Cash and cash equivalents	$490	$579	$624	$584	$573	(2)%	17%
Securities available for sale	$398	$339	$297	$284	$259	(9)%	(35)%
Total	$888	$918	$921	$868	$832

Loans	$3,637	$4,069	$4,556	$4,716	$4,408	(7)%	21%
Notes and certificates	$3,660	$4,095	$4,572	$4,713	$4,416	(6)%	21%

Total assets	$4,783	$5,360	$5,794	$5,948	$5,622	(5)%	18%

Total stockholders' equity	$996	$1,016	$1,042	$1,050	$988	(6)%	(1)%

Condensed Cash Flow Information:
Net cash flow from operating activities	$15,278	$31,577	$21,391	$9,941	$(11,131)

Cash flow related to loans	(458,923)	(504,065)	(591,626)	(325,475)	103,063
Other	(425,803)	(53,427)	105,844	(30,522)	(13,994)
Net cash used in investing activities	(884,726)	(557,492)	(485,782)	(355,997)	89,069

Cash flow related to notes and certificates	462,978	507,870	580,602	322,212	(108,168)
Other	22,811	106,785	(71,886)	(15,845)	19,314
Net cash flow from financing activities	485,789	614,655	508,716	306,367	(88,854)
Net change in cash and cash equivalents	$(383,659)	$88,740	$44,325	$(39,689)	$(10,916)

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	June 30, 2015	June 30, 2016
Contribution reconciliation:
Net income (loss)	$(4,140)	$950	$4,569	$4,137	$(81,351)	$(10,514)	$(77,214)
Net interest income and fair value adjustments	(798)	(1,214)	(1,047)	(1,029)	(1,049)	(985)	(2,078)
Engineering and product development expense (1)	18,214	21,063	23,887	24,198	29,209	32,112	53,407
Other general and administrative expense (1)	28,247	32,280	35,245	38,035	53,457	54,657	91,492
Goodwill impairment	—	—	—	—	35,400	—	35,400
Stock-based compensation expense (1)	2,432	2,945	2,494	2,650	2,376	4,546	5,026
Income tax (benefit) expense	389	1,233	584	151	(3,946)	1,016	(3,795)
Contribution (1)	$44,344	$57,257	$65,732	$68,142	$34,096	$80,832	$102,238
Total operating revenue	$96,119	$115,062	$134,471	$151,265	$102,391	$177,164	$253,656
Contribution margin (1)	46.1%	49.8%	48.9%	45.0%	33.3%	45.6%	40.3%
Adjusted EBITDA reconciliation:
Net income (loss)	$(4,140)	$950	$4,569	$4,137	$(81,351)	$(10,514)	$(77,214)
Net interest income and fair value adjustments	(798)	(1,214)	(1,047)	(1,029)	(1,049)	(985)	(2,078)
Acquisition and related expense (2)	403	937	733	293	293	697	586
Depreciation expense:
Engineering and product development	3,261	3,808	4,007	4,493	4,917	6,005	9,410
Other general and administrative	524	708	790	906	993	928	1,899
Amortization of intangible assets	1,274	1,256	1,256	1,256	1,180	2,819	2,436
Goodwill impairment	—	—	—	—	35,400	—	35,400
Stock-based compensation expense	12,486	13,479	13,664	15,021	13,447	24,079	28,468
Income tax (benefit) expense	389	1,233	584	151	(3,946)	1,016	(3,795)
Adjusted EBITDA	$13,399	$21,157	$24,556	$25,228	$(30,116)	$24,045	$(4,888)
Total operating revenue	$96,119	$115,062	$134,471	$151,265	$102,391	$177,164	$253,656
Adjusted EBITDA margin	13.9%	18.4%	18.3%	16.7%	(29.4)%	13.6%	(1.9)%
Notes:

(1)	Prior period amounts have been reclassified to conform to the current period presentation. See “Condensed Consolidated Statements of Operations” for further details.

(2)
Represents amounts related to costs for due diligence related to past business acquisitions including those the Company reviewed and determined not to pursue a transaction, as well as incremental compensation expense required to be paid under the purchase agreement to retain key former shareholder employees of an acquired business.

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	June 30, 2015	June 30, 2016
Adjusted net income reconciliation:
Net income (loss)	$(4,140)	$950	$4,569	$4,137	$(81,351)	$(10,514)	$(77,214)
Acquisition and related expense (1)	403	937	733	293	293	697	586
Stock-based compensation expense	12,486	13,479	13,664	15,021	13,447	24,079	28,468
Amortization of acquired intangible assets	1,274	1,256	1,256	1,256	1,180	2,819	2,436
Goodwill impairment	—	—	—	—	35,400	—	35,400
Income tax (benefit) expense	389	1,233	584	151	(3,946)	1,016	(3,795)
Adjusted net income (loss)	$10,412	$17,855	$20,806	$20,858	$(34,977)	18,097	(14,119)
Adjusted EPS - diluted	$0.03	$0.04	$0.05	$0.05	$(0.09)	$0.04	$(0.04)
Non-GAAP diluted shares reconciliation:
GAAP diluted shares (2)	372,842	401,935	402,634	392,398	382,893	372,402	381,794
Other dilutive equity awards (3)	32,808	—	—	—	—	34,458	—
Non-GAAP diluted shares	405,650	401,935	402,634	392,398	382,893	406,860	381,794
Notes:

(1)
Represents amounts related to costs for due diligence related to past business acquisitions including those the Company reviewed and determined not to pursue a transaction, as well as incremental compensation expense required to be paid under the purchase agreement to retain key former shareholder employees of an acquired business.

(2)	Equivalent to the basic and diluted shares reflected in the quarterly EPS calculations.

(3)
Other dilutive equity awards include assumed exercises of unvested stock options, net of assumed repurchases computed under the treasury method, which were excluded from GAAP net loss per share as their impact would have been anti-dilutive, but are included in adjusted net income per share as the impact was dilutive.